EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact: Jerold R. Kassner
May 12, 2003	Swank, Inc.
Attleboro, MA 02703
(508) 222-3400

SWANK, INC.
ATTLEBORO, MASSACHUSETTS

SWANK, INC. REPORTS SALES AND NET LOSS FOR THE QUARTER ENDED
MARCH 31, 2003

ATTLEBORO, MASSACHUSETTS, May 12, 2003 -- John Tulin, President of SWANK, INC., (OTCBB:SNKI), today reported the net sales and operating results for the company's first quarter ended March 31, 2003:

(In thousands except shares and per share)

	Three months
	Ended March 31
	2003	2002

Net Sales	$ 18,311	$ 21,031

(Loss) Before Income Tax (Benefit)	(2,634)	(2,884)

Net (Loss)	$ (2,634)	$ (1,669)

Share and per share information:
Basic and Fully-Diluted Weighted Average Common Shares Outstanding	5,522,490	5,522,490

Basic and Fully-Diluted Net (Loss) per Common Share Outstanding	$ (.48)	$ (.30)

       Net sales for the quarter ended March 31, 2003 decreased 12.9% compared to the prior year primarily due to lower shipments of men's belts and personal leather goods to the Company's traditional department store customers. The decrease in department store volume was partially due to relatively heavy shipments made during last year's first quarter in connection with the rollout of new product and packaging concepts associated with the Company's "Geoffrey Beene" and "Tommy Hilfiger" branded collections as well as in connection with certain private label programs. Shipments for the quarter were also affected by a generally soft economic environment due to concerns over military conflict in Iraq and continued volatility in the capital markets. In addition, the relatively disappointing holiday season left many retailers with higher than anticipated inventories going into the spring selling season, dampening the demand for orders of fresh merchandise.

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May 12, 2003	SWANK, INC.
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SWANK, INC. REPORTS SALES AND NET LOSS FOR THE QUARTER ENDED
MARCH 31, 2003 (Continued)

       Despite the decrease in net sales, the operating loss for the quarter was slightly lower than the prior year due to an increase in gross margin and reductions in selling and administrative expenses. The improvement in margin was due mainly to better markups on merchandise sold to several large customers and lower manufacturing variances at the Company's belt manufacturing facility offset in part by increased inventory control costs. The decrease in selling and administrative expenses reflects lower variable selling and distribution expenses and reduced administrative compensation-related costs. The net loss for the quarter ended March 31, 2002 includes a tax benefit of $1,215,000 resulting from a change in tax law enacted during last year's first quarter which allowed the Company to carryback additional net operating losses to prior years.

       During 2002, the Company adopted Emerging Issues Task Force Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor's Products ("EITF 01-9"). As a result of adopting EITF 01-9, the Company has reclassified cooperative advertising costs to net revenue and in-store fixturing and display expenditures to cost of goods sold. Both had previously been classified within selling and administrative expense. The Company's adoption of EITF 01-9 reduced net sales for the quarter ended March 31, 2003 by $175,000; increased cost of sales by $49,000; and reduced selling and administrative expense by $224,000. For the quarter ended March 31, 2002, the adoption of EITF 01-9 reduced net sales by $115,000; increased cost of sales by $74,000; and reduced selling and administrative expense by $189,000.

       Commenting on the results for the quarter, Mr. Tulin said "While the results for the first quarter are disappointing, we remain focused on improving margin and controlling costs in all aspects of our business. To that end, we continue to refine our global sourcing plans, particularly for our belt business, to ensure that we maintain the high quality and outstanding value that our customers expect while improving the Company's bottom line. In light of the

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May 12, 2003	SWANK, INC.
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SWANK, INC. REPORTS SALES AND NET LOSS FOR THE QUARTER ENDED
MARCH 31, 2003 (Continued)

challenging retail environment in which we operate, the Company is also committed to developing new businesses that will generate incremental revenue streams to complement our existing sales base. We believe that our impressive lineup of brands and outstanding distribution and merchandising capabilities continue to make Swank the vendor of choice among men's accessories retailers."

       Mr. Tulin also noted that the Company entered into a new three-year $30,000,000 revolving credit agreement on April 17, 2003 with Congress Financial Corporation (New England) which replaced the Company's credit facility with PNC Bank, National Association. The new financing permits the Company to borrow against a percentage of eligible accounts receivable and inventory at a maximum interest rate equal to the lender's prime lending rate plus 1.25% or its Eurodollar rate plus 3.25%.

       Certain of the preceding paragraphs contain forward-looking statements which are based upon current expectations and involve certain risks and uncertainties. Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, readers should note that these statements may be impacted by, and the Company's actual performance and results may vary as a result of, a number of factors including general economic and business conditions, continuing sales patterns, pricing, competition, consumer preferences, and other factors.

       Swank manufactures and markets men's jewelry, belts and personal leather goods. The Company distributes its products to retail outlets throughout the United States and in numerous foreign countries. These products, which are known throughout the world, are distributed under the names "Kenneth Cole", "Tommy Hilfiger", "Geoffrey Beene", "Claiborne", "Guess?", "Pierre Cardin", "Colours by Alexander Julian", and "Swank". Swank also manufactures and distributes men's jewelry and leather items for distribution under private labels.

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